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                                                                     EXHIBIT 4.3

                 AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

          THIS AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT (the "AGREEMENT") is made and dated as of the 22nd day of December 2000 by and among the individuals listed as Common Stockholders on Schedule A hereto (the "COMMON STOCKHOLDERS"), the individuals and entities listed as Other Stockholders on Schedule A hereto (the "OTHER STOCKHOLDERS"), the entity listed as a Series 1 Stockholder on Schedule A hereto (the "SERIES 1 STOCKHOLDER") and the individuals and entities listed as Series A Stockholders on Schedule A hereto (the "SERIES A STOCKHOLDERS") and SynchronOSS Technologies, Inc., a Delaware corporation (the "COMPANY").

                                   BACKGROUND

          WHEREAS, the Common Stockholders are holders of shares of outstanding Common Stock of the Company, $0.0001 par value per share (the "COMMON STOCK");

          WHEREAS, certain of the Series A Stockholders (the "SUBSEQUENT SERIES A STOCKHOLDERS") are party to that certain Series A Preferred Stock Purchase Agreement (the "PURCHASE AGREEMENT"), dated the date hereof, pursuant to which they are acquiring shares of the Company's Series A Preferred Stock (the "SERIES A PREFERRED STOCK");

          WHEREAS, the Common Stockholders, the Other Stockholders, certain of the Series A Stockholders and the Company are party to that certain Investors Rights Agreement, dated as of November 13, 2000 (the "PRIOR AGREEMENT"), entered into in connection with the issuance of shares of Series A Preferred Stock, which they now desire to amend and restate in certain respects;

          WHEREAS, the Subsequent Series A Stockholders obligations under the Purchase Agreement are conditioned upon the execution and delivery of this Amended and Restated Agreement.

          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, and intending to be legally bound, the parties agree as follows:

SECTION 1. DEFINITIONS.

          1.1 "AFFILIATE" means, with respect to any specified person, (i) any other person that owns (directly or indirectly), individually or as part of a group (as determined pursuant to Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the "Act")), greater than fifty percent (50%) of the voting stock or other capital interest of such specified person, (ii) any other person of whom greater than fifty percent (50%) of the voting stock or other capital interest is owned by (directly or indirectly), individually or as part of a group (as determined pursuant to Rule 13d-5 under the Act, by such person, and (iii) any other person controlling, controlled by or under common control with such person.

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          1.2 "FULLY DILUTED COMMON STOCK" shall mean the Company's outstanding
Common Stock and shares of Common Stock issued or issuable upon conversion of the Company's outstanding preferred stock, or upon exercise of outstanding rights, options and warrants to acquire Common Stock.

          1.3 "QUALIFIED IPO" shall mean a firm commitment initial public offering by t he Company pursuant to a registration statement under the Securities Act of 1933 (i) with an aggregate offering price of at least Twenty Million Dollars ($20,000,000) and (ii) at a per share price equal to at least $8.70 (subject to adjustment for stock dividends, recapitalizations, splits and similar events).

SECTION 2. SALES BY THE COMMON STOCKHOLDERS.

          2.1 Rights of Refusal.

               (a) Transfer Notice. If at any time any Common Stockholder (the "SELLING STOCKHOLDER") proposes to transfer any shares of the Company's Common Stock ("EQUITY SECURITIES") to one or more third parties pursuant to an understanding with such third parties (a "TRANSFER"), then the Selling Stockholder shall give to the Company, and to each of the other Common Stockholders and Series A Stockholders, if any (together, the "NON-SELLING STOCKHOLDERS"), written notice of the Selling Stockholder's intention to make the Transfer (the "TRANSFER NOTICE"), which Transfer Notice shall include (i) a description of the Equity Securities to be transferred (the "OFFERED SHARES"),
(ii) the identity of the prospective transferee(s) and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Selling Stockholder has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

               (b) Company's Option. The Company shall have an option for a period of ten (10) days from receipt of the Transfer Notice to elect to purchase all or a portion of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. The Company may exercise such purchase option and thereby purchase all (or a portion of) the Offered Shares by notifying the Selling Stockholder in writing before expiration of the such ten (10) day period as to the number of such Offered Shares which it wishes to purchase. If the Company gives t he Selling Stockholder notice that it desires to purchase such shares, then payment for the Offered Shares shall be by check, wire transfer or cancellation of indebtedness, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after the Company's receipt of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third party transferee(s). If the Company fails to purchase all of the Offered Shares by exercising the option granted in this Section 2.1(b) within the period provided, the Offered Shares which the Company has not elected to purchase shall be subject to the option granted to the Non-Selling Stockholders pursuant to this Agreement.


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               (c) Additional Transfer Notice. Subject to the Company's right set forth in Section 2.1(b), if at any time the Selling Stockholder proposes a Transfer, then, after the Company has declined to purchase all, or a portion of, the Offered Shares, the Selling Stockholder shall give each Non-Selling Stockholder an "ADDITIONAL TRANSFER NOTICE" which shall include all of the information and certifications required in a Transfer Notice and shall additionally identify the Offered Shares which the Company has declined to purchase (the "REMAINING SHARES") and briefly describe Non-Selling Stockholders' rights of first refusal and co-sale rights with respect to the proposed Transfer.

               (d) Non-Selling Stockholders' Option. The Non-Selling Stockholders shall have an option for a period of twenty (20) days from the Non-Selling Stockholder's receipt of the Additional Transfer Notice to elect to purchase their respective pro rata shares of the Remaining Shares at the same price and subject to the same material terms and conditions as described in the Additional Transfer Notice. Each Non-Selling Stockholder may exercise such purchase option and thereby purchase all or any portion of his, her or its pro rata share (with any reallotments as provided below) of the Remaining Shares, by notifying the Selling Stockholder and the Company in writing, before expiration of the twenty (20) day period as to the number of such shares which he, she or it wishes to purchase (including any reallotment). Each Non-Selling Stockholder's pro rata share of the Remaining Shares shall be a fraction of the Remaining Shares, of which the number of shares of Common Stock (including shares of Common Stock issuable upon conversion of Preferred Stock) owned by such Non-Selling Stockholder on the date of the Transfer Notice shall be the numerator and the total number of shares of Common Stock (including shares of Common Stock issuable upon conversion of the Company's Preferred Stock) held by all Non-Selling Stockholders on the date of the Transfer Notice shall be the denominator.

          2.2 Right of Co-Sale.

               (a) To the extent t he Company and t he Non-Selling Stockholders do not exercise their respective rights of refusal as to all of the Offered Shares pursuant to Section 2.1, then each Non-Selling Stockholder (a "CO-SELLING STOCKHOLDER") notifying t he Selling Stockholder in writing within thirty (30) days after receipt of the Transfer Notice referred to in Section 2.1(a), shall have the right to participate in such sale of Equity Securities on the same terms and conditions as specified in the Transfer Notice. Such Co-Selling Stockholder's notice to the Selling Stockholder shall indicate the number of shares of Equity Securities the Co-Selling Stockholder wishes to sell under his, her or its right t o participate. To t he extent one or more of t he Non-Selling Stockholders exercise such right of participation in accordance with the terms and conditions set forth below, the number of shares of Equity Securities that the Selling Stockholder may sell in the Transfer shall be correspondingly reduced.

               (b) Each Co-Selling Stockholder may sell all or any part of t hat number of shares of Equity Securities equal to the product obtained by multiplying (i) the aggregate number of shares of Equity Securities covered by the Transfer Notice by (ii) a fraction, the numerator of which is the number of shares of Common Stock (including shares of Common Stock issuable upon conversion of Preferred Stock) owned by the Co-Selling Stockholder on the date of the Transfer Notice and the denominator of which is the total number of shares of Common Stock (including shares of Common Stock issuable upon conversion of Preferred


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Stock) owned by the Selling Stockholder and all of the Co-Selling Stockholders
on the date of the Transfer Notice.

          2.3 Non-Exercise of Rights. To the extent that the Company and the Non-Selling Stockholders have not exercised their rights to purchase the Offered Shares or the Remaining Shares within the time periods specified in Section 2.1 and the Non-Selling Stockholders have not exercised their rights to participate in the sale of the Offered Shares or the Remaining Shares within the time periods specified in Section 2.2, the Selling Stockholder shall have a period of thirty (30) days from the expiration of such rights in which to sell the Offered Shares or the Remaining Shares, as the case may be, upon terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice to the third-party transferee(s) identified in the Transfer Notice. In the event Selling Stockholder does not consummate the sale or disposition of the Remaining Shares within the thirty (30) day period from the expiration of these rights, the Company's first refusal rights and the Non-Selling Stockholders' first refusal rights and co-sale rights shall continue t o be applicable to any subsequent disposition of the Offered Shares or the Remaining Shares by Selling Stockholder until such right lapses in accordance with the terms of this Agreement. Furthermore, the exercise or non-exercise of the rights of the Company and the Non-Selling Stockholders under this Section 2 to purchase Equity Securities from t he Selling Stockholder or t o participate in sales of Equity Securities by the Selling Stockholder shall not adversely affect their rights to make subsequent purchases from the Selling Stockholder of Equity Securities or subsequently participate in sales of Equity Securities by the Selling Stockholder.

          2.4 Delivery of Shares. Each Co-Selling Stockholder shall effect it s participation in a sale on a co-sale basis by promptly delivering to the Selling Stockholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent: (a) that number of shares of Common Stock which such Co-Selling Stockholder elects to sell; or (b) that number of shares of Preferred Stock which is at such time convertible into the number of shares of Common Stock which such Co-Selling Stockholder elects t o sell on a co-sale basis; provided, however, that if the prospective purchaser objects to the delivery of Preferred Stock in lieu of Common Stock, such Co-Selling Stockholder shall convert such Preferred Stock into Common Stock and deliver Common Stock as provided in subparagraph 2.4(a) above. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser.

          2.5 Closing. The stock certificate or certificates, if any, that the Co-Selling Stockholder delivers to the Selling Stockholder pursuant to Section
2.4 shall be transferred to the prospective purchaser in consummation of the sale of the Offered Shares pursuant to the terms and conditions specified in the Transfer Notice, and t he Selling Stockholder shall concurrently therewith remit to such Co-Selling Stockholder t hat portion of t he sale proceeds to which such Co-Selling Stockholder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser, or purchasers, prohibits such assignment or otherwise refuses to purchase shares or other securities from a Co-Selling Stockholder exercising its rights of co-sale hereunder, the Selling Stockholder shall not sell to such prospective purchaser or purchasers any Offered Shares unless and until, simultaneously with such sale, the Selling Stockholder shall purchase such shares or other securities from such Co-Selling Stockholder. To the extent that a Non-Selling Stockholder elects to purchase any of the Offered Shares covered in the Transfer


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Notice directly from the Selling Stockholder, then such Selling Stockholder shall within ninety (90) days of the date of the Transfer Notice (or, if earlier, simultaneous with the consummation of the sale of the Offered Shares pursuant to the terms and conditions specified in the Transfer Notice) deliver certificate(s) for such shares to such acquiring Non-Selling Stockholders who shall deliver to the Selling Stockholder the consideration of the type and on the terms set forth in the Transfer Notice.

          2.6 McCormick Assignment. James McCormick ("McCormick") hereby agrees that, pursuant to Section 6 of each the Employee Stock Transfer Agreements (as defined below), he will assign the right of first refusal granted therein (to the extent not exercised by McCormick) first to the Company and second to the Series A Stockholders with sufficient time to each such party to permit the exercise thereof; provided that, in the case of the Series A Stockholders, notice of such assignment by McCormick shall be given to the Series A Stockholders no less than ten (10) days prior to the expiration of such right. For purposes of this Section 2.6, "Employee Stock Transfer Agreements" shall mean those certain agreements, each dated October 5, 2000, between James McCormick and each of James Mortenson, Peter McCormick, Charles Machlin, Darrell Sagehorn and Richard McCormick.

SECTION 3. EXEMPT TRANSFERS.

          3.1 Certain Transfers. The provisions of Sections 2.1 through 2.5 shall not apply to: (a) the transfer of Equity Securities by a Common Stockholder in one or more transactions representing an aggregate of 5% or less of the total number of Equity Securities held by such Common Stockholder as of the date hereof; (b) any transfer of Equity Securities to the ancestors, descendants or spouse of a Common Stockholder, or to trusts, family limited partnerships or similar estate planning entities for the benefit of such persons including such Common Stockholder; and (c) any bona fide gift, provided that, in any such case the Common Stockholder gives the Company and each of the members of the Board of Directors of the Company designated by the Series A Stockholders prior written notice of such transfer or gift and the transferee or donee shall first furnish the Company with a written agreement to be bound by and comply with all provisions of Section 2 as well as the terms of any other restrictive agreement to which such Equity Securities are subject. Such transferred Equity Securities shall remain "Equity Securities" hereunder, and such pledgee, transferee or donee shall be treated as a "Common Stockholder" for purposes of this Agreement.

          3.2 Public Offering; Company Transfers. Notwithstanding the foregoing, the provisions of Section 2 shall not apply to the sale of any Equity Securities
(a) to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Act; or (b) to the Company.

SECTION 4. PROHIBITED TRANSFERS.

          4.1 Put Option Right. In the event a Common Stockholder should sell any Equity Securities in contravention of the right of first refusal or co-sale rights under Section 2 of this Agreement (a "PROHIBITED TRANSFER"), each Non-Selling Stockholder, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option


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provided below, and the Selling Stockholder shall be bound by the applicable provisions of such option.

          4.2 Put Option. In the event of a Prohibited Transfer, each Non-Selling Stockholder shall have the right to sell to the Selling Stockholder the number of Equity Securities equal to the number of Equity Securities each Non-Selling Stockholder would have been entitled to transfer to the purchaser had the Prohibited Transfer under Section 2 hereof been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

               (a) the price per share at which the Equity Securities are to be sold shall be equal to t he price per share paid by t he purchaser in t he Prohibited Transfer. The Selling Stockholder shall also reimburse each Non-Selling Stockholder for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of t he Non-Selling Stockholder's rights under Section 2;

               (b) within ninety (90) days after the later of the dates on which the Non-Selling Stockholder (i) received notice of the Prohibited Transfer or
(ii) otherwise became aware of the Prohibited Transfer, each Non-Selling Stockholder shall, if exercising the option created hereby, deliver to the Selling Stockholder the certificate or certificates representing Equity Securities to be sold, each certificate to be properly endorsed for transfer;

               (c) the Selling Stockholder shall, upon receipt of the certificate or certificates for the Equity Securities to be sold by a Non-Selling Stockholder, pursuant to this Section 4.2, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Section 4.2(a), in cash or by other means acceptable to the Non-Selling Stockholder; and

               (d) notwithstanding t he foregoing, any attempt by a Selling Stockholder t o transfer Equity Securities in violation of Section 2 hereof shall be void and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such Equity Securities without the written consent of a majority in interest of the Non-Selling Stockholders.

SECTION 5. LEGEND

          5.1 Legend. Each certificate representing Equity Securities now or hereafter owned by any party to this Agreement, or issued to any person in connection with a transfer pursuant hereto shall be endorsed with the following legend: "THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTORS RIGHTS AGREEMENT BY AND BETWEEN THE STOCKHOLDER, THE COMPANY AND CERTAIN HOLDERS OF STOCK OF THE COMPANY CONTAINING, AMONG OTHER THINGS CERTAIN AGREEMENTS TO VOTE SUCH SECURITIES AS SPECIFIED IN SUCH AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY."


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          5.2 Stop Orders. Each Common Stockholder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 5.1 above to enforce the provisions of this Agreement and the Company agrees to do so promptly. The legend shall be removed upon termination of this Agreement.

SECTION 6. COVENANTS OF THE COMPANY. The Company hereby covenants and agrees as follows:

          6.1 Basic Financial Information. So long as any Series A Stockholder continues to hold outstanding shares of Series A Preferred Stock (or Common Stock issued upon conversion thereof), the Company will furnish the following reports to each such Series A Stockholder:

               (a) as soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, an audited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such fiscal year, and audited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified by an independent public accounting firm of nationally recognized standing selected by the Company;

               (b) as soon as practicable after the end of each calendar quarter in each fiscal year of the Company, and0 in any event within forty-five (45) days thereafter, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied (subject to changes resulting from normal year-end audit adjustments and except that such financial statements need not contain the notes required by generally accepted accounting principles) and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year and the corresponding budgeted figures for the current periods, all in reasonable detail and certified by the principal financial or accounting officer of the Company; and

               (c) as soon as practicable after the end of each month, but in any event within 30 days thereafter, the unaudited balance sheet of the Company as of the end of such month and its unaudited statement of income and losses, stockholders' equity and cash flows for such month (without the footnotes required under generally accepted accounting principles).

          6.2 Additional Information and Rights.

               (a) The Company will permit any Series A Stockholder to visit and inspect any of the properties of the Company, including its books of account and other records (and make copies thereof and take extracts therefrom), and to discuss its affairs, finances and


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accounts with the Company's officers and its independent public accountants, all at such reasonable times and as often as any Series A Stockholder may reasonably request.

               (b) The Company will deliver to each Series A Stockholder annually (and in any event no later than thirty (30) days before the end of each fiscal year) the financial plan of the Company, in such manner and form as approved by the Board of Directors of the Company, which financial plan shall include at least a projection of income and a projected cash flow statement for each fiscal quarter in such fiscal year and a projected balance sheet as of the end of each fiscal quarter in such fiscal year.

               (c) The provisions of Section 6.1 and this Section 6.2 shall not be in limitation of any rights which any Series A Stockholder may have with respect to the books and records of the Company and its subsidiaries, if any, or to inspect their properties or discuss their affairs, finances and accounts, under the applicable law.

               (d) Each Series A Stockholder hereby agrees to hold in confidence and trust and not to misuse or disclose any confidential information provided pursuant to this Section 6.2.

          6.3 Pre-Emptive Right. The Company hereby grants to each Series A Stockholder (including any permitted transferee under Section 6.3(d)) the right to purchase a pro rata share of New Securities (as defined in this Section 6.3) which the Company may, from time to time, propose to sell and issue. Each Series A Stockholder's pro rata share, for purposes of this right, is the ratio of the number of shares of Fully Diluted Common Stock owned by such holder immediately prior to the issuance of New Securities to the total number of shares of Fully Diluted Common Stock outstanding immediately prior to the issuance of New Securities. Each Series A Stockholder shall also have the right of over-allotment to purchase additional New Securities set forth in paragraph (b) of this Section 6.3. This pre-emptive right shall be subject to the following provisions:

               (a) "NEW SECURITIES" shall mean any capital stock (including Common Stock and/or Preferred Stock) of the Company whether now authorized or not, and rights, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided that the term "New Securities" does not include: (i) shares of Common Stock issued or issuable to employees, consultants, officers or non-employee directors of the Company pursuant to any stock option, stock purchase or stock bonus plan, agreement or arrangement on terms approved by the Board of Directors, including the directors elected by the holders of the Series A Preferred Stock; (ii) securities purchased under the Purchase Agreement; (iii) securities issued upon conversion of t he Series A Preferred Stock or other securities issuable upon conversion of securities outstanding as of the date hereof; (iv) securities issuable as dividends or distributions on shares of the Company's Series A Preferred Stock; (v) securities issued t o banks and other similar financial institutions, equipment lessors, or to other persons in similar commercial situations with the Company if such issuance is approved by the Board of Directors, including the directors elected by the holders of the Series A Preferred Stock; (vi) securities issued pursuant to the acquisition of another business entity or business segment of any such entity by the Company by merger, purchase of substantially all the assets or other reorganization or corporate partnering agreement if such


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issuance is approved by the Board of Directors, including the directors elected by the holders of the Series A Preferred Stock; (vii) securities issued in a Qualified IPO; and (viii) securities issued in connection with any stock split, stock dividend or recapitalization of the Company.

               (b) In the event the Company proposes to undertake an issuance of New Securities, it shall give each Series A Stockholder certified written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Series A Stockholder shall have thirty (30) days after any such notice is mailed or delivered to agree to purchase such holder's pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. Each Series A Stockholder shall have a right of over-allotment such that if any Series A Stockholder fails to exercise his, her or its right under this Section 6.3 to purchase its pro rata share of New Securities, the other Series A Stockholders may purchase the non-purchasing holder's portion on a pro rata basis within ten (10) days from the date such non-purchasing holder fails to exercise its right hereunder to purchase its pro rata share of New Securities.

               (c) In the event the Series A Stockholders fail to exercise fully the pre-emptive right within such thirty (30) day period and after the expiration of the ten (10) day period for the exercise of the over-allotment provisions of this Section 6.3, the Company shall have sixty (60) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty (60) days from the date of such agreement) to sell the New Securities respecting which the holders' pre-emptive right set forth in this Section 6.3 was not exercised, at a price and upon terms no more favorable to the purchasers thereof or the Company than specified in the Company's notice to the Series A Stockholders pursuant to
Section 6.3(b). In the event the Company has not sold within such sixty (60) day period or entered into an agreement to sell the New Securities in accordance with the foregoing within sixty (60) days from the date of such agreement, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Series A Stockholders in the manner provided in Section 6.3(b) above.

               (d) The pre-emptive right set forth in this Section 6.3 may not be assigned or transferred, except that such right is assignable by each Series A Stockholder to any partner, retired partner, manager, member, former member, family member of such holder or a trust for the benefit of any such person.

          6.4 Board of Directors.

               (a) Subject to Section 6.4(b), each of the parties to this Agreement shall take all actions within their respective power, including but not limited to, the voting of all shares of capital stock of the Company owned by them, required to cause the Board of Directors to consist of seven (7) members to include:

                    (i) two representatives designated by the Common Stockholders and the Series 1 Stockholders, voting together as a single class;


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                    (ii) three representatives designated by the Series A
Stockholders; and

                    (iii) two representatives, who shall have the expertise in the industry in which the Company operates, (1) nominated by the Common Stockholders and the Series 1 Stockholders, voting together as a single class and (2) approved by the Series A Stockholders, voting as a separate class.

          Additionally, Ascent Venture Partners III, L.P. ("Ascent"), for so long as it, or one of its Affiliates, holds at least 50% of the shares of Series A Preferred Stock purchased pursuant to the Purchase Agreement, shall be entitled to appoint one person as an observer director, who shall be entitled to notice of and to attend all meetings of the Board of Directors, and to receive all information provided to the members of the Board of Directors, subject to applicable law. Notwithstanding the foregoing, the Company reserves the right to exclude such observer director from access to any meeting of the Board of Directors, or any portion thereof, or from access to any information, if the Company reasonably believes such exclusion is reasonably necessary to protect the attorney-client privilege. Ascent agrees that, upon the request of the Company, Ascent shall cause such observer director to execute and deliver a confidentiality agreement requiring such observer director to make commercially reasonable efforts to hold in trust and confidence any confidential information learned by such observers as a result of his or her status as such.

               (b) The directors of the Company shall be insured by the Company, through the purchase of director's liability insurance at such time and in such amount as is determined by the Board of Directors, and shall be indemnified by the Company to the fullest extent provided under applicable law.

               (c) All reasonable expenses incurred by a director or an observer director of the Company in attending Board meetings or meetings of Board committees of which such director is a member and performing Company duties shall be borne by the Company.

               (d) The holders of shares of Series A Preferred Stock hereby agree to vote their shares of Series A Preferred Stock pursuant to Section 6.4(a)(ii) to elect two representatives to the Board of Directors nominated by ABS Ventures SYN L.L.C. (or its successor) and one representative to the Board of Directors nominated by Rosewood Venture Group.

               (e) The parties hereto will not vote for any amendment or change to the Company's Certificate of Incorporation or Bylaws providing for the election of more or less than seven (7) directors, or any other amendment or change to the Company's Certificate of Incorporation or Bylaws inconsistent with the terms of this Agreement or any proposed amendment thereto.

               (f) The voting agreements contained herein are coupled with an interest and may not be revoked during the term of this Agreement.

          6.5 Compensation Committee. The representatives to the Board of Directors nominated by the holders of the Series A Preferred Stock also shall be members of the

Company's Audit Committee and Compensation Committee, each of which shall meet at least once per year. Any grant by the Company of a stock option or other equity interest to Stephen Waldis shall require approval of the Compensation Committee, including approval by the members thereof designated by the Series A Stockholders. Any compensation plan applicable to any senior officer of the Company shall require the approval of the Compensation Committee. It is understood and agreed that Stephen G. Waldis shall receive an option pursuant to the Company's 2000 Stock Plan for the purchase of up to 1,120,700 shares of Common Stock (the "Option"). The Option shall vest as to 25% of the shares covered by the grant as of one year following the date of grant and thereafter in equal monthly installments over the subsequent three (3) year period.

          6.6 Key Person Life Insurance. The Company has as of t he date hereof and will continue to maintain term life insurance from financially sound and reputable insurers on the life of Stephen G. Waldis in the amount of at least Two Million Dollars ($2,000,000) payable to the Company.

          6.7 Qualified Small Business Stock Status. The Company will use reasonable efforts to comply with the reporting and record keeping requirements of Section 1202 of the Code and any regulations promulgated thereunder, which efforts shall include submitting to the Series A Stockholders and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code, any applicable state taxing jurisdictions and any regulations promulgated thereunder. For so long as shares of Series A Preferred Stock (the "Shares" for purposes of this Section 6.7) are held by Series A Stockholders, or transferee thereof, in whose hands the Shares and the shares of Common Stock issuable upon the conversion of the Shares (the "Conversion Shares" for purposes of this Section 6.7) are eligible for treatment as Qualified Small Business Stock under Section 1202 of the Code, the Company will use commercially reasonable efforts t o cause t he Shares (and Conversion Shares) to qualify as Qualified Small Business Stock. After any Series A Stockholder has delivered to the Company a written request seeking confirmation that such Series A Stockholder's interest in the Company derived as a result of the transactions contemplated by this Agreement constitutes Qualified Small Business Stock, the Company shall deliver to such Series A Stockholder a written statement (a "QSBS Notice") informing the Series A Stockholder whether such Series A Stockholder's interest in the Company, to the reasonably ascertainable knowledge of the Company and in the opinion of the Company, constitutes Qualified Small Business Stock, or would constitute Qualified Small Business Stock if determination of whether stock constitutes Qualified Small Business Stock were made by taking into account t he modifications set forth in Section 1045(b)(4) of the Code. The QSBS Notice shall not constitute a legal opinion of any kind, and the Series A Stockholder shall not construe it as such. The Company's obligation to furnish a QSBS Notice shall continue notwithstanding the fact that a class of the Company's stock may be an established securities market. The Company provides no assurance that Section 1202 treatment for t he Shares or Conversion Shares will actually be available at such time as a Series A Stockholder decides to sell such Shares (or Conversion Shares).

          6.8 Assigned Agreements. The Company hereby agrees that, unless otherwise agreed by Series A Stockholders holding a majority of the then outstanding shares of Series A Preferred Stock, it shall, within 180 days of the date of this Agreement, use its best efforts to obtain the written consent of each of the parties (other than Vertek Corporation) to the Assigned

Agreements (as defined in Section 2.28 of the Purchase Agreement) to the assignment of such agreements or shall have entered into similar agreements in replacement thereof with such parties on substantially similar terms to the Assigned Agreement so replaced.

SECTION 7. MISCELLANEOUS.

          7.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to that state's conflicts of laws principles.

          7.2 Amendment. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by the written consent of the Company and the holders of a majority of the shares of Series A Preferred Stock then outstanding; provided, however, that if such amendment or waiver has the effect of materially and adversely affecting the interests of the Common Stockholders, then such amendment or waiver shall also require the written consent of the Common Stockholders holding a majority of shares of Common Stock subject to this Agreement; provided further that waiver Section 6.8 of this Agreement shall require only the approval of the Series A Stockholders as provided for therein. Any such amendment or waiver shall be binding on each party hereto and each such party's successors, heirs and assigns.

          7.3 Termination. The rights and obligations set forth in Sections 6.1 and 6.2 shall terminate upon a public offering by the Company expected to result in the Company being required to file periodic reports under the Act. All other rights and obligations established in this Agreement shall terminate upon the earlier of (a) the closing of a Qualified IPO, and (b) the closing of the Company's sale of all or substantially all of its assets or the acquisition of the Company by another entity by means of a merger or consolidation resulting in the exchange of the outstanding shares of the Company's capital stock for securities or consideration issued, or caused to be issued, by the acquiring entity, its subsidiary or another third party.

          7.4 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by United States first-class mail, postage prepaid, sent by facsimile or delivered by a nationally recognized overnight courier addressed (a) if to a Common Stockholder or Series A Stockholder, as may be indicated on Schedule A hereto, or at such other address as such holder or permitted assignee shall have furnished to the Company in writing, or (b) if to the Company, at t he address or facsimile number indicated for t he Company on the signature page hereof. All such notices and other written communications shall be effective on the date of mailing, the time of confirmed facsimile transmission or t he date of delivery to a representative of a nationally recognized overnight courier, as the case may be. Notwithstanding the foregoing, the telephone notice permitted by Sections 2.3(c) shall be effective at the time it is given.

          7.5 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

          7.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          7.7 Entire Agreement. This Agreement constitutes the entire agreement between the parties relative to the specific subject matter hereof. Any previous agreement among the parties relative to the specific subject matter hereof, including without limitation the Prior Agreement, is superseded by this Agreement.

          7.8 Further Assurances. The parties agree, from time to time and without further consideration, to execute and deliver such further documents and take such further actions as reasonably may be required to implement and effectuate the transactions contemplated in this Agreement.

          7.9 Transfers of Rights. The rights and obligations of each Series A Stockholder (each, a "TRANSFERRING HOLDER") hereunder, may be transferred or assigned by such Transferring Holder to any person or entity who acquires not less than five percent (5%) of the shares of Common Stock (on an as-converted basis) owned by such Transferring Holder (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like), and such transferee or assignee shall be deemed a Series A Stockholder; provided that, in any case (i) the Company is given written notice at the time of, or within thirty (30) days after, transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which the rights and obligations of such Transferring Holder are being transferred or assigned, (ii) the transferee or assignee of such rights assumes in writing the obligations of such Transferring Holder under this Agreement, and (iii) the proposed transferee is not, in the Company's reasonable judgment, a competitor of the Company or a party who is demonstrably hostile towards the Company. Notwithstanding the foregoing, the transfer of rights and obligations pursuant to this Section 7.9 to a partner, retired partner, manager, member, former member, stockholder, Affiliate or family member of a Transferring Holder or a t rust for t he benefit of any such person, shall be without restriction, and such transferee shall be deemed a Series A Stockholder; provided that, such transferee assumes in writing the obligations of such Transferring Holder under this Agreement. Other than as provided for herein, this Agreement is intended to inure to the benefit of the parties hereto only, and no other person shall have any rights, express or implied, by reason of this Agreement.

          7.10 Additional Investors. Notwithstanding anything to the contrary herein, if the Company shall issue additional shares of its Series A Preferred Stock as contemplated by Section 1.1(d) of the Purchase Agreement, any purchaser of such shares may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and no further action shall be required in connection therewith of a stockholder already party hereto.

          7.11 Attorney Fees. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

          7.12 "Market Stand-Off" Agreement. In connection with t he initial public offering of the Company's securities and if requested by the Company and an underwriter of Common Stock (or other securities) of the Company, each Common Stockholder, each Other Stockholder and each Series 1 Stockholder agrees that he, she or it shall not sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such stockholder (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of a registration statement of the Company filed under the Securities Act, provided that all officers and directors of the Company, all other persons with registration rights (whether or not pursuant to this Agreement) and holders of at least 1% of the Company's equity securities are bound by and have entered into similar agreements.

          The obligations described in this Section 7.12 shall not apply to a registration relating solely to employee benefit plans on Form S-3 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day period.

          The foregoing Amended and Restated Investors Rights Agreement is hereby executed as of the date first above written.

                                    SYNCHRONOSS TECHNOLOGIES, INC.


                                    By:
                                        ------------------------------------
                                    Name: Stephen G. Waldis
                                    Title: President and Chief Executive Officer
                                    Address: 1525 Valley Center Parkway
                                             Bethlehem, Pennsylvania 18017
                                    Fax: (___) - __________

                                   SCHEDULE A

COMMON STOCKHOLDERS

Stephen G. Waldis
c/o SynchronOSS Technologies, Inc.
1525 Valley Center Parkway
Bethlehem, Pennsylvania 18017
Facsimile: (___) ___-____

James McCormick
c/o SynchronOSS Technologies, Inc.
525 Valley Center Parkway
Bethlehem, Pennsylvania 18017
Facsimile: (___) ___-____

OTHER STOCKHOLDERS

Richard McCormick
c/o SynchronOSS Technologies, Inc.
1525 Valley Center Parkway
Bethlehem, Pennsylvania 18017
Facsimile: (___) ___-____

Charles Machlin
c/o SynchronOSS Technologies, Inc.
1525 Valley Center Parkway
Bethlehem, Pennsylvania 18017
Facsimile: (___) ___-____

Darrell Sagehorn
c/o SynchronOSS Technologies, Inc.
1525 Valley Center Parkway
Bethlehem, Pennsylvania 18017
Facsimile: (___) ___-____

Peter McCormick
c/o SynchronOSS Technologies, Inc.
1525 Valley Center Parkway
Bethlehem, Pennsylvania 18017
Facsimile: (___) ___-____

James Mortenson
c/o SynchronOSS Technologies, Inc.
1525 Valley Center Parkway
Bethlehem, Pennsylvania 18017
Facsimile: (___)

Waldis Family Limited Partnership LP
c/o SynchronOSS Technologies, Inc.
1525 Valley Center Parkway
Bethlehem, Pennsylvania 18017
Facsimile: (___) ___-____

James McCormick Children's Trust
c/o SynchronOSS Technologies, Inc.
1525 Valley Center Parkway
Bethlehem, Pennsylvania 18017
Facsimile: (___) ___-____

James McCormick Grandchildren's Trust
c/o SynchronOSS Technologies, Inc.
1525 Valley Center Parkway
Bethlehem, Pennsylvania 18017
Facsimile: (___) ___-____

SERIES 1 STOCKHOLDER

Vertek Corporation
430 Mountain Avenue
Murray Hill, New Jersey 07974
Facsimile: (___) ___-____

SERIES A STOCKHOLDERS

ABS Ventures SYN L.L.C.
c/o ABS Ventures
1 South Street
Baltimore, MD 21202
Facsimile: (410) 895-3899

with a copy to:

John E. Depke, Esq.
Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103
Facsimile: (212) 318-3400

ABS Investors L.L.C.
c/o ABS Ventures
1 South Street
Baltimore, MD 21202
Facsimile: (410) 895-3899

RVG III, L.P.
c/o Rosewood Venture Group
One Maritime Plaza
Suite 1330
San Francisco, CA 94111
Fax: 415-362-1192

RVG IV, L.P.
c/o Rosewood Venture Group
One Maritime Plaza
Suite 1330
San Francisco, CA 94111
Fax: 415-362-1192

VLG SynchronOSS Investors
c/o Venture Law Group
2800 Sand Hill Road
Menlo Park, CA 94025
fax: 650-233-8386
Attn: Donald M. Keller, Jr.

Green Mountain Ventures, LLC
430 Mountain Avenue
Murray Hill, NJ 07974
fax: ____________________

G & H Partners
155 Constitution Drive
Menlo Park, CA 94025
fax: ____________________

John D. Methfessel, Jr. and Kathleen S.
Methfessel, JTWROS
3 Ethel Road Suite 300 Edison, NJ 08818
fax: ____________________

Moses Venture Partners L.P.
3 Ethel Road
Suite 300
Edison, NJ 08818
fax: ____________________

Merrimack Partners LLC
c/o Edward D. Kutchin
Kutchin & Rufo, P.C.
175 Federal Street
Boston, MA 02110-2210
fax: ___________________

North Shore LLC
c/o Edward D. Kutchin
Kutchin & Rufo, P.C.
175 Federal Street
Boston, MA 02110-2210
fax: ___________________

Ascent Venture Partners III, L.P.
255 State Street
5th Floor
Boston, MA 02109
fax: 617-720-9401